EXHIBIT 10.32

Bibicoff & Associates, Inc.

15060 Ventura Boulevard

Suite 240

Sherman Oaks, California 91403

May 5, 2003

Mr. Murray H. Gross

Chairman, President, and CEO

U. S. Home Systems, Inc.

750 State Hwy 121 Bypass, Suite 170

Lewisville, Texas 75067

RE:	BUSINESS ADVISORY, STOCKHOLDER & FINANCIAL COMMUNITY RELATIONS AGREEMENT WITH BIBICOFF & ASSOCIATES, INC.

Dear Mr. Gross:

This letter (the “Agreement”) shall confirm the engagement of Bibicoff & Associates (“Bibicoff”) by U. S. Home Systems, Inc. [NasdaqSC: USHS] (the “Company”) for purposes of providing, on a non-exclusive basis, representation of the Company in areas of stockholder and financial community relations and business advisory services as set forth below in consideration for the fees and compensation described hereinafter. The Agreement shall be effective as of the date set forth above.

The Company agrees to provide Bibicoff such information, historical financial data, projections, proformas, business plans, due diligence documentation, and other information (collectively the “Information”) in the possession of the Company or its agents that Bibicoff may reasonably request or require to perform the Services (as hereinafter defined) set forth herein. The Information provided by the Company to Bibicoff shall be true, complete, accurate and current in all respects and shall not set forth any untrue statements nor omit any fact required or necessary to make the Information provided not misleading. The Company acknowledges that Bibicoff may rely on the accuracy and completeness of all Information provided by the Company without independent verification. The Company authorizes Bibicoff to use such Information in connection with its performance of the Services subject to compliance with Regulation FD. Bibicoff shall use its commercially reasonable best efforts to preserve the confidentiality of Information expressly designated as confidential by the Company.

Bibicoff will use its best efforts to furnish ongoing investor awareness and business advisory services (the “Services”) as the Company may from time to time reasonably request. The Services may include without limitation the following: preparation and assistance with investor presentations; introduction to capital conferences; the identification and evaluation of financing transactions; and introductions to broker dealers, research analysts, and investment companies that Bibicoff believes to be in the best interest of the Company.

The term of this Agreement shall begin on May 5, 2003 (the “Effective Date”) and, unless sooner terminated as provided herein, shall end on April 30, 2004 (the “Term”). This Agreement may be terminated by either party at the end of ten (10) months provided the terminating party gives 60 days written notice prior to the end of ten months of the Term to the other party of its intent to early terminate this Agreement (“Termination Date”). Upon termination, there will be no further responsibility for either party or obligation for payment by the Company of any fees or other compensation after the Termination Date or end of the Term, whichever is applicable; provided, however, that Bibicoff shall be entitled to receive all accrued compensation, including any unpaid cash compensation, and un-reimbursed expenses, if any, outstanding as of the Termination Date or end of the Term, whichever is applicable.

In consideration for the services described herein, the Company shall pay to Bibicoff an advisory fee of ten thousand dollars ($10,000) per month (the “Monthly Advisory Fee”). The first Monthly Advisory Fee shall be paid to Bibicoff on June 1, 2003 with a like payment due on the first day of each succeeding month during the Term of the Agreement unless sooner terminated. The Monthly Advisory Fee shall be earned and payable each month beginning June 1, 2003 and may not be deferred by the Company unless the Company submits a written request to Bibicoff and Bibicoff approves such request in writing. The maximum Monthly Advisory Fees to be paid to Bibicoff during the Term of this Agreement shall be $110,000, unless the Agreement is sooner terminated.

For the purpose of this Agreement the terms set forth below shall have the following meanings:

(a)    “Financing Transactions” shall mean any transaction that results in the investment of capital into the Company in the form of debt, equity or some combination thereof by a party Introduced to the Company by Bibicoff.

(b)    “Merger Transaction” shall mean (i) the sale of substantially all the capital stock or assets of the Company; (ii) the sale of a significant portion of the Company’s capital stock or assets not in the normal course of business; or (iii) the acquisition of substantially all the capital stock or assets of another business by a party Introduced to the Company by Bibicoff.

(c)    “Investor” shall mean either a single investor or several investors or any related entity under the investor’s control who was Introduced to the Company by Bibicoff.

(d)    “Introduced by” a party shall be deemed to have been “introduced by” Bibicoff if Bibicoff identified such party (irrespective of whether the Company was previously aware of such party), either an individual, group or entity, to the Company and facilitate the initial contact between the Company and such parties. It shall include any individual, group or entity that is subsequently identified by a party initially identified by Bibicoff to the Company. Prior to or at the time of Introduction of a party to the Company, including a member of a Bibicoff Proposal Group, as defined herein, Bibicoff shall deliver to the Company the name and address of such party and the Company shall acknowledge in writing such party. Upon termination of this Agreement for any reason, Bibicoff shall deliver to the Company with ten (10) business days of the Termination Date or end of the Term, whichever is applicable, a schedule of all parties that Bibicoff Introduced to the Company including all members of the Bibicoff Proposal Group during the term of this Agreement.

(e)    “Suitor” a group seeking to merge, sell to or buy the Company who were Introduced to the Company by Bibicoff.

(f) “Close,” “Closes” or “Closing” shall mean the consummation of a Financing and/or Merger Transaction including the payment and delivery of any funds by the Company, or a duly appointed escrow agent, and/or the issuance and/or acceptance of any assets, securities or debt instruments by the Company, or a duly appointed escrow agent to a group Introduced to the Company by Bibicoff. If the transaction is concluded through multiple or stepped milestones, then each such separate funding shall be deemed a Closing.

The Company acknowledges that it will pay Bibicoff an agreed upon fee prior to the closing of any Financing and/or Merger Transaction with any party Introduced to the Company by Bibicoff. Bibicoff will first disclose in writing the identity of the proposed Investor/Suitor to the Company. The Company, at its sole discretion, can approve or decline whether such introduction can be made to the proposed Investor. If the Company does not approve in writing whether such an introduction can be made to the Investor within 48 hours of the disclosure of the Investor by Bibicoff to the Company, then such inaction shall be deemed a disapproval. If approved, such investor/suitor shall be deemed a “Bibicoff’s Proposed Group.” It is expressly agreed that the Company shall respond within five (5) business days to all such introduction proposals. Compensation shall be triggered if Bibicoff’s Proposed Group, or parties referred by Bibicoff’s Proposed Group, closes with the Company during the Term of the Agreement, plus 180 days.

The Company represents and warrants that it has provided Bibicoff access to all Information available to the Company concerning its condition, financial and otherwise, its management, its business, and its prospects (the “Disclosure Documents”). The Company represents that it will continue to provide Bibicoff with any Information or documentation necessary to verify and update the accuracy of the Information contained in the Disclosure Documents and will notify Bibicoff in writing within two (two) business days after the filing of any registration statement or other periodic reporting documents filed pursuant to the rules and regulations of the Securities Act of 1933, as amended. The Company will, upon written request of Bibicoff, provide to Bibicoff within two (2) business days a copy of any periodic reports filed pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended.

The Company recognizes that Bibicoff now renders and may continue to render financial consulting, management, investment banking and other services to other companies that may or may not conduct business and activities similar to those of the Company. Bibicoff shall be free to render such advice and other services and the Company hereby consents thereto. Bibicoff shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary to fulfill its obligation hereunder.

During the Term of this Agreement, the Company covenants, promises and agrees that:

(a)    Company shall furnish Bibicoff with copies of its annual, quarterly and proxy filings with the SEC, upon written request of Bibicoff within two (2) days of the Company’s filing thereof.

(b)    Company shall within five (5) business days notify Bibicoff if it is the subject of any investigation or material litigation. Material for purposes of this Agreement shall mean an amount of $500,000 or more. Prior to such notification the Company shall not request Bibicoff to release any press release in which Bibicoff appears as Investor Relations representative.

(c)    At least two (2) business days prior to the dissemination of any public announcement regarding this Agreement, including the fact of its existence, the Company shall submit to Bibicoff, for its review and comment, the proposed public announcement. Bibicoff shall thereafter have two (2) business days within which to submit its proposed amendments to the public announcement for inclusion therein. The proposed amendments shall be incorporated in the final version to be disseminated by the Company, unless, in the reasonable judgment of counsel to the Company, such amendments should not be incorporated.

During the Term of this Agreement, Bibicoff covenants, promises and agrees with the Company that:

(a)    Bibicoff shall deliver for approval by the Company copies of any proposed press releases or other communications to Company shareholders, investors, or the general public.

(b)    Bibicoff shall within five (5) business days notify the Company if Bibicoff becomes the subject of any investigation, complaint or enforcement action by the NASD or SEC or becomes a party to any material litigation. Material for purposes of this paragraph means $100,000 or more. Prior to such notice Bibicoff will not have its name on any Company press release.

(c)    Bibicoff shall comply with all rules and regulations of the NASD and SEC which may apply to Bibicoff relating to its business activities and in the performance by Bibicoff of the Services to be rendered to the Company pursuant to this Agreement.

Any dispute, controversy or claim between the Company and Bibicoff arising out of or related to this Agreement or breach thereof, shall be settled by arbitration, which shall be conducted in accordance with the rules of the American Arbitration Association then in effect and conducted in the County of Dallas, State of Texas. Any award made by arbitrators shall be binding and conclusive for all purposes thereof, may include injunctive relief, as well as orders for specific performance and may be entered as a final judgment in any court of competent jurisdiction. No arbitration arising out of or relating to this Agreement shall include, by consolidation or in any other manner, parties other than the Company or Bibicoff and other persons substantially involved in common questions of fact or law whose presence is required if complete relief is to be afforded in arbitration. The cost and expenses of such arbitration shall be borne in accordance with the determination of the arbitrators and may include reasonable attorneys fees. Each party hereby further agrees that service of process may be made upon it by registered or certified mail or personal service at the address provided for herein.

The Company shall reimburse Bibicoff for all reasonable out of pocket expenses including without limitation acceptable travel and lodging, printing, legal, and mailing cost that Bibicoff may incur in performance of the Services under this Agreement in an aggregate monthly amount not to exceed $1,000, without the prior written approval of the Company. Bibicoff shall submit monthly expense statements to the Company from time to time and the Company shall reimburse such expenses monthly within thirty (30) days after receipt of such statements.

The Company shall indemnify and hold harmless Bibicoff and its directors, officers, employees, agents, attorneys and assigns from and against any and all losses, claims, costs, damages or liabilities (including the reasonable fees and expenses of legal counsel) to which any of them may become subject in connection with the investigation, defense or settlement of any actions or claims: (i) caused by the Company’s misstatement or alleged misstatement of a material fact or omission or alleged omission of a material fact required to make any statement not misleading; (ii) arising in any manner out of or in connection with the rendering of Services by Bibicoff hereunder; or (iii) otherwise in connection with this Agreement.

Bibicoff shall indemnify and hold harmless Company and its directors, officers, employees, agents, attorneys and assigns from and against any and all losses, claims, costs, damages or liabilities (including the reasonable fees and expenses of legal counsel to which any of them may become subject in connection with the investigation, defense or settlement of any actions or claims: (i) caused by Bibicoff’s misstatement of a material fact or omission required to make any statement not misleading; or (ii) arising in any manner out of or in connection with the rendering of Services by Bibicoff hereunder.

The Company acknowledges that Bibicoff has made no guarantees that its performance hereunder will achieve any particular result with respect to the Company’s business, stock price, trading volume, market capitalization or otherwise.

All notices hereunder shall be in writing and shall be validly given, made or served if in writing and delivered in person or when received by facsimile transmission, or five days after being sent first class certified or registered mail, postage prepaid, or two days after being sent by nationally recognized overnight carrier to the party for whom intended at the address set forth after both parties’ signatures.

If any clause or provision of this Agreement is illegal, invalid or unenforceable under applicable present or future laws effective during the Term, the remainder of this Agreement shall not be affected. In lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there shall be added as a part of this Agreement a clause or provision as nearly identical as may be possible and as may be legal, valid and enforceable. In the event any clause or provision of this Agreement is illegal, invalid or unenforceable as aforesaid and the effect of such illegality, invalidity or unenforceability is that either party no longer has the substantial benefit of its bargain under this Agreement and a clause or provision as nearly identical as may be possible cannot be added, then, in such event, such party may in its discretion cancel and terminate this entire Agreement provided such party exercises such right within a reasonable time after such occurrence.

The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement and that this Agreement has been fully reviewed and negotiated by the parties and their respective counsel. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

This Agreement shall be governed by and construed under the laws of the state of Texas without regard to principals of conflicts of laws provisions.

This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. To be effective, all waivers must be in writing, signed by both parties. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other except as may be specifically limited herein.

This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The parties agree that prior drafts of this Agreement shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect thereto. Any amendment or modification to the Agreement shall be by written instrument only and must be executed by a representative, with complete authority, from the Company and Bibicoff.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. A telecopy signature of any party shall be considered to have the same binding legal effect as an original signature.

In the event that any dispute among the parties to this Agreement should result in litigation, the substantially prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such substantially prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals and collection.

If the foregoing is in accordance with your understanding, kindly confirm your acceptance and agreement by signing and returning the enclosed duplicate of this Agreement that will thereupon constitute an Agreement between us.

Yours very truly,

Bibicoff & Associates, Inc.

/s/ Harvey Bibicoff

Harvey Bibicoff

Chief Executive Officer

Accepted and approved this 5th day of May, 2003.

By:	/s/ Murray H. Gross
Name:	Murray H. Gross
Title:	Chairman, President and CEO
Company:	U. S. Home Systems, Inc.
Address:	750 State Highway 121 Bypass, Suite 170
Lewisville, Texas 75067
Phone:	214/488.6300

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